SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 2, 1998

                          FIRST AMERICAN RAILWAYS, INC.
             (Exact name of registrant as specified in its charter)

     Nevada                         0-26741                      87-0443800
----------------               --------------------            --------------
State or other                    (Commission                  (IRS Employer
jurisdiction of                   File Number)               Identification No.)
Incorporation)

3700 North 29th Avenue, Suite 202, Hollywood, Florida                 33020
--------------------------------------------------------------  ----------------
        (Address of principal executive offices)                   (Zip Code)

        Registrant's telephone number, including area code (954) 920-0606


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Item 5.           ACQUISITIONS OR DISPOSITION OF ASSETS.

                  On July 2, 1998, First American Railways, Inc. (the "Company") sold all of the Common Stock of the subsidiary which operates THE DURANGO & SILVERTON NARROW GAUGE RAILROAD COMPANY (the "D&SNG") to a corporation controlled by Allen C. Harper, who until such sale was the Chairman and Chief Executive Officer ("CEO") of the Company. The sales price was $2.5 million, which was paid in cash at closing. In connection with the sale, the parties also agreed that the Company would provide certain marketing, accounting and support services to the D&SNG for a period of five years at a total fee of $1.5 million, payable in monthly installments. In addition, the purchaser has granted the Company a five-year right of first refusal if the purchaser sells a controlling interest in the D&SNG during such period.

                  Upon completion of the sale, Mr. Harper resigned as the Company's Chairman and CEO and Acting President and Chief Operating Officer ("COO"), as well as a director of the Company's remaining subsidiaries. Ronald
J. Hartman, the Company's Executive Vice President, has been appointed acting President and COO.

                  The proceeds of the sale will be used for working capital and other general corporate purposes. Reference is made to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998 for additional information regarding Company's business, including ownership and operation of the D&SNG.

Item 7.           FINANCIAL STATEMENTS AND EXHIBITS.

                  (a)       Exhibits

                            1. Share Purchase Agreement between Destination Railways, Inc. ("Shareholder") and American Heritage Railways, Inc. ("Buyer") to acquire all of the issued and outstanding stock of THE DURANGO AND SILVERTON NARROW GAUGE RAILROAD COMPANY dated as of July 2, 1998.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         FIRST AMERICAN RAILWAYS, INC.

                                         By: /S/ LORETTA MURPHY
                                         -------------------------------------
                                         Loretta Murphy, Chief Financial Officer

Dated:  July 14, 1998

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                                 EXHIBIT INDEX

Exhibit                 Description
------                  -----------
  1 Share Purchase Agreement between Destination Railways, Inc. ("Shareholder") and American Heritage Railways, Inc. ("Buyer") to acquire all of the issued and outstanding stock of The Durango and Silverton Narrow Guage Railroad Company dated as of July 2, 1998.